Exhibit 99.1

July 23, 2021

Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 612.286.3814
Media: Randi Berris (randi.berris@huntington.com), 614.331.4643

HUNTINGTON BANCSHARES INCORPORATED DECLARES QUARTERLY CASH DIVIDENDS ON ITS COMMON AND PREFERRED STOCKS

COLUMBUS, Ohio – Huntington Bancshares Incorporated announced that the Board of Directors declared a quarterly cash dividend on the company’s common stock (Nasdaq: HBAN) of $0.15 per common share, unchanged from the prior quarter. The common stock cash dividend is payable October 1, 2021, to shareholders of record on September 17, 2021.

In addition, the Board declared quarterly cash dividends on six series of its preferred stock. The Board declared a quarterly cash dividend on its Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150500) of $7.06532394 per share (equivalent to $0.1766331 per depositary receipt share). The Board declared a quarterly cash dividend on its 5.875% Series C Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANN) of $14.69 per share (equivalent to $0.36725 per depositary receipt share). The Board declared a quarterly cash dividend on its 5.70% Series E Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AL8) of $1,425.00 per share (equivalent to $14.25 per depositary receipt share). The Board declared a quarterly cash dividend on its 5.625% Series F Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AT1) of $1,406.25 per share (equivalent to $14.0625 per depositary share). The Board declared a quarterly cash dividend on its 4.450% Series G Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AV6) of $1,112.50 per share (equivalent to $11.1250 per depositary share). Finally, the Board declared a quarterly cash dividend on its 4.5% Series H Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANP) of $11.25 per share (equivalent to $0.28125 per depositary share). All six preferred stock cash dividends are payable October 15, 2021, to their respective shareholders of record on October 1, 2021.

About Huntington

Huntington Bancshares Incorporated (Nasdaq: HBAN) is a $175 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,100 branches in 12 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.